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                                                                       Exhibit 1

                          DESCRIPTION OF CAPITAL STOCK


     The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our Charter and By-Laws for the complete provisions thereof.

General

     The total number of shares of capital stock of all classes that we are authorized to issue is 70,000,000. Currently, the Charter authorizes the issuance of 51,484,000 shares of common stock, par value $.0001 per share, 40,000 shares of Series A preferred stock, par value $.0001 per share, 2,476,000 shares of Series B preferred stock, par value $.0001 per share, and 16,000,000 shares of excess stock, par value $.0001 per share. As of November 23, 2001, 8,420,000 shares of common stock were issued and outstanding. The outstanding common stock is currently listed on the New York Stock Exchange under the symbol "SIZ". We intend to apply to the New York Stock Exchange to list any additional shares of common stock pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

     Our Board of Directors is authorized by the Charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

     Pursuant to the provisions of the Charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.9% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of excess stock), then the amount in excess of the 9.9% limit will automatically be converted into shares of excess stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. These restrictions also apply to any transfer of stock that would result in our being "closely held" within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in excess stock, such excess stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the record holder of equity stock if the transfer had not resulted in excess stock may designates a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming excess stock and shall be transferred of record to the designated beneficiary. Excess stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of excess stock prior to the discovery that shares of equity stock had been converted into excess stock shall be void from the beginning. Excess stock shall be entitled to dividends equal to the dividends declared on any class of equity stock from which the excess stock has been converted, which dividends shall be held in trust for the benefit of the charitable beneficiary. Any dividend paid prior to our discovery that equity stock has been converted to excess stock shall be paid to the trustee of the trust upon demand. In the event of our liquidation, each holder of excess stock shall be entitled to receive that portion of our assets that would have been distributed to the equity stock in respect of which such excess stock was issued. The trustee of the trust holding excess stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of excess stock.

     Our board of directors, upon at least 15 days' written notice from a transferee prior to a proposed transfer that would result in the intended transferee "beneficially owning" (after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.9% ownership limit and the satisfaction of such other conditions as the board of directors may direct, may in its sole and absolute discretion exempt a person from the ownership limit. Our board of directors may in its sole and absolute discretion exempt a person from the limitation on a person "constructively owning" equity stock in excess of the 9.9% ownership limit if (x) such person does not and represents that it will not directly or "constructively own" (after the application of the applicable attribution rules of the Code) more than a 9.9% interest in a tenant of ours; (y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for excess stock. Our board of directors may from time to time increase or decrease the 9.9% limit, provided that the 9.9% limit may be increased only if five persons could "beneficially own" or "constructively own" (applying the applicable attribution rules of the Code) no more than 50.0% in value of the shares of equity stock then outstanding.

Description of Common Stock

     Distributions. Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our Charter regarding restrictions on transfer and ownership of

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shares of common stock, as a holder of our common stock, you will be entitled to receive distributions, if, as and when declared by our board of directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.

     Relationship to Preferred Stock and Other Shares of Common Stock. Your rights as a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that have been issued and that may be issued in the future. Our board of directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

     As a holder of our common stock, you will have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.

     Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, as a holder of common stock, you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of shares of capital stock, the holders of common stock will possess the exclusive voting power.

     There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.

     Stockholder Liability. Under Maryland law applicable to Maryland corporations, you will not be liable as a shareholder for our obligations solely as a result of your status as a stockholder.

     Transfer Agent. The registrar and transfer agent for shares of our common stock is The Bank of New York.

Description of Preferred Stock

     General. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Before issuance of shares of each series, the Board is required to fix for each such series, subject to the provisions of Maryland law and our Charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

     The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

     (i)  The title and stated value of such shares of preferred stock;

     (ii) The number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

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     (iii)  The dividend rate(s), period(s) and/or payment date(s) or method(s)
            of calculation thereof applicable to such shares of preferred stock;

     (iv) The date from which dividends on such shares of preferred stock will accumulate, if applicable;

     (v) The procedures for any auction and remarketing, if any, for such shares of preferred stock;

     (vi) The provision for a sinking fund, if any, for the shares of preferred stock;

     (vii) The provisions for redemption, if applicable, of the shares of preferred stock;

     (viii) Any listing of the shares of preferred stock on any securities exchange;

     (ix) The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of common stock of the Company, including the conversion price (or manner of calculation thereof);

     (x) A discussion of federal income tax considerations applicable to such shares of preferred stock;

     (xi) The relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     (xii) Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     (xiii) Any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

     (xiv) Any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

     The Registrar and Transfer Agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

     The description of the provisions of the shares of preferred stock set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our Charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, Articles Supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement.

Description of Stockholder Rights Plan

     Our board of directors has adopted a stockholder rights plan. As a result, we issued one right for each outstanding share of common stock. One right will be issued for each additional share of common stock that we issue, including any shares of common stock issued under this prospectus. Each right entitles the holder to purchase on one-thousandth of a share of our Series A preferred stock at an exercise price of $40. The rights become exercisable 10 business days after any party acquires or announces an offer to acquire 15% or more of our common stock or certain similar event. The rights expire on August 27, 2008, unless earlier redeemed. The rights are redeemable at $0.01 per right at any time before 10 business days following the time that any party acquires 15% or more of our common stock, commences a tender offer for 15% or more of our common stock, or our board of directors determines that a substantial stockholder's ownership may be adverse to the interests of our other stockholders or our qualification as a REIT. In certain circumstances, the rights will be exercisable for the stock of any entity into which we merge or to which we convey a substantial portion of our assets.

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